UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PROLOR BIOTECH, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PROLOR BIOTECH, INC.
7 Golda Meir Street
Weizmann Science Park
Nes-Ziona, Israel 74140

April 26, 2012

Dear Fellow Stockholder,

On behalf of the board of directors and management of PROLOR Biotech, Inc., we cordially invite you to attend the 2012 Annual Meeting of Stockholders of PROLOR Biotech, Inc., to be held at 11:30 a.m., local time, on June 5, 2012, at 520 Madison Avenue, 9th Floor, New York, NY.

The attached Notice of Annual Meeting and Proxy Statement describe the business we expect to conduct at the Annual Meeting and provide important information about us that you should consider when deciding how to vote your shares. At the Annual Meeting, you will have an opportunity to meet management and ask questions.

We encourage you to attend the Annual Meeting. Whether or not you plan to attend in person, it is important that your shares be represented and voted at the Annual Meeting. You may vote your shares over the Internet, or, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the card in the self-addressed stamped envelope provided. Instructions regarding the methods of voting are contained in the Proxy card. Voting over the Internet or by mailing a proxy card will not limit your right to attend the Annual Meeting and vote your shares in person. If you decide to attend the meeting and vote in person, your previously-delivered proxy may be revoked at your request.

We appreciate your support, and look forward to seeing you at the Annual Meeting.

Sincerely
Abraham Havron, Ph.D. Chief Executive Officer

PROLOR BIOTECH, INC.
7 Golda Meir Street
Weizmann Science Park
Nes-Ziona, Israel 74140

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 5, 2012

To the stockholders of PROLOR Biotech, Inc.:

The Annual Meeting of Stockholders of PROLOR Biotech, Inc., a Nevada corporation, will be held on Tuesday, June 5, 2012, at 11:30 a.m., local time, at 520 Madison Avenue, 9th Floor, New York, NY, for the following purposes:

1.	to elect seven members of the board of directors to serve until the 2013 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;
2.	to ratify the appointment of Yarel + Partners CPA as our independent registered certified public accounting firm for the 2012 fiscal year; and
3.	to consider and act upon such other business as may properly come before the Annual Meeting.

The board of directors is not aware of any other business to come before the meeting. You may vote at the meeting and any postponements or adjournments of the meeting if you were the record owner of our common stock at the close of business on April 12, 2012. In the event there are an insufficient number of votes for a quorum at the time of the Annual Meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the Board of Directors
Abraham Havron Chief Executive Officer

Nes Ziona, Israel
April 26, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to Be Held on June 5, 2012.

The proxy statement and annual report to stockholders are available at:
http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26055

IMPORTANT:  PLEASE VOTE YOUR SHARES OVER THE INTERNET, OR, IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD BY MAIL, PLEASE SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ARE ABLE TO ATTEND THE MEETING. THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.

PROLOR BIOTECH, INC.

PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
TUESDAY, JUNE 5, 2012

This proxy statement is furnished in connection with the solicitation by the board of directors of PROLOR Biotech, Inc., a Nevada corporation, of proxies to be voted at the 2012 Annual Meeting of Stockholders. This meeting is to be held at 520 Madison Avenue, 9th Floor, New York, NY on Tuesday, June 5, 2012 at 11:30 a.m., local time, or at any postponements or adjournments of the meeting. This proxy statement, along with the accompanying Notice of 2012 Annual Meeting of Stockholders, summarizes the purposes of the meeting and provides information that you should consider when deciding how to vote your shares.

This proxy statement was first mailed to stockholders on or about April 26, 2012. Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, which includes our financial statements for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission, which we refer to as the SEC, and which provides additional information about us, is being distributed to all stockholders entitled to vote along with these proxy materials. You can also find a copy of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 on the internet at http://www.prolor-biotech.com. Additional paper copies of the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 are available directly from our corporate offices upon request. Our Internet website and the information contained therein, other than material expressly referred to in this Proxy Statement, or connected thereto, are not incorporated into this Proxy Statement.

The following is information regarding the meeting and the voting process, and is presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on April 12, 2012, the record date for the Annual Meeting, you owned shares of our common stock. This proxy statement describes the matters that will be presented for consideration by the stockholders at the Annual Meeting. It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the form of proxy, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

Who can vote?

You can vote if you were a record holder of our common stock at the close of business on April 12, 2012.

How many votes do I have?

As a holder of our common stock you have one vote for each share of common stock that you own.

How do I vote? What if I sign a card but do not specify any voting instructions?

You may vote on the Internet, by mail or in person at the meeting. Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote on the Internet or by mailing in your proxy.

If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer & Trust Company, or if you have stock certificates in your name, you may vote by completing, dating, signing and returning the enclosed proxy card in the enclosed postage prepaid envelope.

Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors, “FOR” the election of the nominees for director named in this proxy statement, “FOR” the ratification of our accountants; and “FOR” or “AGAINST” such other business as may properly be brought before the Annual Meeting, and at any adjournments or postponements of the Annual Meeting, in the discretion of the proxy holders named in the proxy card.

Voting by proxy will not affect your right to attend the Annual Meeting and to vote in person. Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy, and we will distribute written ballots at the meeting for this purpose. Please note, however, that if your shares are held in the name of a bank, broker or other fiduciary nominee (or in what is referred to as “street name”), you will need to obtain a legal proxy from that person or entity in order to vote in person at the meeting.

Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting, just in case your plans change.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers or other nominees. Please sign and return ALL proxy cards to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If your shares are held in “street name” (that is, if they are held in the name of a bank, broker or other nominee), you must provide your bank, broker or other nominee with instructions on how to vote your shares. If you received this proxy statement from your broker, bank or other nominee, that nominee should have given you instructions for directing how your broker should vote your shares. It will then be the nominee’s responsibility to vote your shares for you in the manner you direct.

Under the applicable rules of national securities exchanges, brokers may generally vote on routine matters, but they may not vote on non-routine matters, unless they have received voting instructions from the person for whom they are holding shares. Because all proposals in this Proxy Statement, except Proposal No. 2, are considered “non-routine” matters under applicable rules, we urge you to give voting instructions to your broker.

What if my shares are held in “street name” with my broker, and I want to attend the Annual Meeting and vote in person?

If your shares are held in street name and you wish to vote in person at the meeting, you should contact the broker or other nominee who holds your shares to obtain a broker’s proxy card that you can bring with you to the meeting. You will not be able to vote at the meeting unless you have a proxy card from your broker.

How are abstentions treated?

Pursuant to Nevada law, abstentions are counted as present for purposes of determining the presence of a quorum; however, abstentions will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

What are broker “non-votes” and how are they treated?

As described above, under the rules of the NYSE Amex, if a broker, bank or other institution that holds shares in street name for a customer does not receive voting instructions from that customer, the broker may vote only on certain “routine” matters, including Proposal No. 2 (the ratification of the appointment of Yarel + Partners as our independent registered public accounting firm). For “non-routine” matters, which include the election of directors, a broker may not vote on such matters unless it receives voting instructions from the customer for whom it holds shares. A broker “non-vote” occurs when a broker does not receive such voting instructions from its customer on “non-routine” matters. Broker non-votes are counted for purposes of determining the presence of a quorum; however, like abstentions, they will not be counted as votes cast “for” or “against” any proposal and will have no effect on the voting results for any proposal.

Because the election of directors is considered to be a “non-routine” matter under NYSE Amex rules, we urge you to give voting instructions to your broker.

If any “routine” matters (in addition to Proposal No. 2) are properly brought before the Annual Meeting, then brokers holding shares in street name may vote those shares in their discretion for any such routine matters.

What matters will be voted on at the meeting?

You are being asked to vote on the following matters:

1.	the election of seven directors;
2.	the ratification of the appointment of Yarel + Partners as our independent registered certified public accounting firm for the 2012 fiscal year; and
3.	such other business as may properly come before the Annual Meeting.

These matters are more fully described in this proxy statement. At the time this proxy statement is being mailed, we are not aware of any other business to be presented at the Annual Meeting.

What happens if any nominee that is up for election to the board is unable to stand for election?

If any of the director nominees named in this proxy statement is unable to stand for election, our board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than seven nominees. The board has no reason to believe any nominee named in this proxy statement will be unable to stand for election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on all other proposals described in this proxy statement.

How does the board recommend that I vote at the meeting?

Our board of directors recommends that you vote as follows:

•	“FOR” the re-election of seven director nominees named in “Proposal 1: Election of Directors” contained in this proxy statement; and
•	“FOR” the ratification of Yarel + Partners as our independent registered certified public accounting firm for the 2012 fiscal year, as described in “Proposal 2: Ratification of Independent Registered Public Accounting Firm” contained in this proxy statement.

If any other matter is properly presented at the meeting or any postponements or adjournments thereof, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his best judgment. At the time this proxy statement was printed, we knew of no additional matters to be acted on at the Annual Meeting, other than those discussed in this proxy statement.

How many votes do we need to hold the Annual Meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business. On April 12, 2012, the record date, there were outstanding 54,864,737 shares of our common stock. A majority of these shares, or at least 27,432,369 shares, must be represented in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•	is present in person at the meeting; or
•	has properly submitted a signed proxy form or other proxy.

If a majority of shares is not present at the meeting, the meeting will be adjourned until a quorum is obtained.

How many votes are needed for each proposal?

Assuming a quorum is present at the Annual Meeting, nominees for directors are elected by a plurality of the votes cast, and the seven individuals receiving the highest number of votes cast “for” their election will be elected.

Each other Proposal described in this proxy statement and any other proposal that may properly be brought before the meeting must each receive more votes cast in favor of the action than the number of votes cast against the action.

How are my votes cast when I sign and return a proxy card?

When you vote on the Internet or sign the proxy card and return it to the company, you appoint Shai Novik and Steven D. Rubin as your representatives at the meeting. Either Mr. Novik or Mr. Rubin will vote your shares at the meeting as you have instructed them on the Internet or the proxy card. Either of these individuals may appoint a substitute to act for him at the meeting.

What if I do not vote for some of the matters listed on my proxy card?

If you return your proxy card but don’t indicate how you wish to vote on any matter, your shares will be voted in accordance with the recommendations of the board of directors as described above.

Will my shares be voted if I do not return my proxy card and do not attend the Annual Meeting?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not vote on the Internet or return your proxy card by mail or vote at the meeting. Your shares will also not be able to be counted to determine if a quorum is present. This is why we encourage you to complete and return your proxy card in advance of the Annual Meeting.

If your shares are held in street name, and you do not provide voting instructions to the bank, broker or other nominee as described above, your nominee has discretionary authority to vote your un-voted shares on any of the routine matters presented at the meeting, such as the ratification of independent auditors. However, nominees generally may not vote on any non-routine matter, such as the election of directors, unless they have received voting instructions from the person for whom they are holding shares. If your broker does not receive instructions from you on how to vote on the election of directors, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that proposal. Nominees may also choose not to exercise their discretionary authority if you do not instruct them how to vote. We encourage you to provide voting instructions to your broker or other nominee, to ensure that your shares will be voted at the meeting in the manner you desire.

Can I revoke my proxy?

If you return your proxy card, you may revoke it at any time before it is voted at the meeting. There will be no double-counting of votes, so only your latest-dated vote will count. You can revoke your proxy in any one of the following ways:

•	sending a new proxy card bearing a later date, which will automatically revoke an earlier instruction;
•	notifying our President, Shai Novik, in writing at 7 Golda Meir Street, Nes Ziona, Israel 47140 before the Annual Meeting that you have revoked your proxy; or
•	attending the meeting in person and voting in person. Attending the meeting in person will not by itself revoke a previously-delivered proxy unless you specifically request at the meeting that you want to revoke your previously-delivered proxy.

How are votes counted?

Voting results will be tabulated by our transfer agent and certified by our inspector of election. A representative of the company will serve as inspector of election. The votes are confidential, and only our transfer agent, the inspector of election and our employees that have been assigned the responsibility for overseeing the legal aspects of the Annual Meeting will have access to your proxy card.

What are the costs of soliciting these proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will not pay these directors and employees any additional compensation for these services. We will ask banks, brokers and other nominees to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their out-of-pocket expenses.

What happens if the meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need to bring anything to the meeting?

If you are a stockholder eligible to vote at the meeting and you would like to attend the meeting and vote in person, you must bring a valid, government-issued photo identification, such as a driver’s license or passport, to verify your identity.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting. The voting results will also be disclosed in our Current Report on Form 8-K that we will file no later than the fourth business day after the later of the Annual Meeting or any adjournment or postponement thereof.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the record date by:

•	each stockholder who is known by us to beneficially own more than 5% of our outstanding shares of common stock;
•	each of our current directors and nominees for director;
•	each of our named executive officers; and
•	all of our directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge the persons named in the table below have sole voting and investment power with respect to all shares of our common stock that are shown as beneficially owned by them. In computing the number of shares of common stock by a person and the percentage ownership of that person, any such shares subject to options and warrants held by that person that are exercisable as of the record date or that will become exercisable within 60 days thereafter are deemed outstanding for purposes of that person’s percentage ownership but not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the mailing address of each individual is c/o PROLOR Biotech, Inc., 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140. The following information is based upon information provided to us or filed with the SEC by the stockholders.

Name of Beneficial Owner	Number of Shares		Percentage of Class**
Common Stock:
Phillip Frost, M.D. Chairman of the Board	11,651,601	(1)	21.1%
Shai Novik, M.B.A. President and Director	1,810,741	(2)	3.2%
Fuad Fares, D.Sc. Chief Scientific Officer (Prolor Biotech Ltd.) and Director	1,164,905		2.1%
Jane H. Hsiao, Ph.D., M.B.A. Director	2,288,189	(3)	4.2%
Abraham Havron, Ph.D. Chief Executive Officer and Director	1,771,977	(4)	3.1%
Marian Gorecki, Ph.D. Director	80,000	(5)	*
Eyal Fima, M.B.A. Chief Operating Officer, Prolor Biotech Ltd.	276,460	(6)	*
Steven D. Rubin Director	124,763	(7)	*
Steve Schaeffer Chief Financial Officer	—		*
Directors and Executive Officers as a group (9 Persons)	19,168,636		34.9%

*	Less than 1%
**	Percentages calculated in accordance with SEC rules and based upon 54,864,737 shares of common stock outstanding as of the record date.

(1)	Includes (i) 11,304,935 shares of common stock and (ii) currently exercisable warrants to acquire 266,666 shares of common stock, all of which are held by Frost Gamma Investments Trust. Dr. Phillip Frost is the trustee, and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Amount reported also includes options to acquire 80,000 shares of common stock that are held directly by Dr. Frost. The address of Frost Gamma Investments Trust and Dr. Frost is 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.
(2)	Includes options to acquire 1,810,741 shares of common stock.
(3)	Includes (i) 386,523 shares of common stock that are held by Hsu Gamma Investment, L.P. (“Hsu Gamma”), of which Dr. Hsiao is the general partner, (ii) warrants to purchase 63,333 shares of common stock and (iii) options to acquire 45,000 shares of common stock. Dr. Hsiao’s address is c/o The Frost Group, 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137. Dr. Hsiao disclaims beneficial ownership of all securities held by Hsu Gamma, except to the extent of her pecuniary interest therein.
(4)	Includes options to acquire 1,526,334 shares of common stock.
(5)	Includes options to acquire 80,000 shares of common stock.
(6)	Includes options to acquire 276,460 shares of common stock.
(7)	Includes (i) 73,086 shares of common stock, (ii) warrants to purchase 1,667 shares of common stock and (iii) options to acquire 50,000 shares of common stock. Mr. Rubin’s address is c/o The Frost Group, 4400 Biscayne Boulevard, Suite 1500, Miami, Florida 33137.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, requires that our directors, executive officers and holders of 10% or more of our common stock file reports of ownership and changes in ownership with the SEC. Such persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors, officers and 10% stockholders, we believe that during the year ended December 31, 2011, directors, executive officers and owners of more than 10% of our common stock timely complied with all applicable filing requirements.

Performance Graph

The performance graph below compares the cumulative total returns for our common stock with the cumulative total return (including reinvestment of dividends) of the NYSE Amex Composite Index and the RDG MicroCap Biotechnology Index for the periods indicated.

The performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
Among PROLOR Biotech, Inc., the NYSE Amex Composite Index,
and the RDG MicroCap Biotechnology Index

*	$100 invested on 5/15/07 in stock or 4/30/07 in index, including reinvestment of dividends. Fiscal year ending December 31.

PROPOSAL 1
ELECTION OF DIRECTORS

At the Annual Meeting, you will be asked to elect seven directors for a one-year term expiring at the next Annual Meeting. If elected, each director will hold office until his or her successor has been duly elected and qualified or until the director’s earlier resignation or removal.

Upon the recommendation of a majority of our independent directors, our board of directors has nominated seven persons for election at this Annual Meeting. We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting, or the size of the board of directors will be fixed at a lower number.

The directors are elected by a plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting.

The board of directors unanimously recommends that you vote your shares “FOR” each of the nominees for director.

Nominees for Election to the Board of Directors

The names of the nominees for election to our board of directors and certain information about these nominees are set forth below.

Name	Age	Position
Phillip Frost, M.D.	75	Chairman of the Board
Fuad Fares, D.Sc.	56	Chief Scientific Officer (Prolor Biotech Ltd.) Director
Marian Gorecki, Ph.D.	71	Director
Abraham (Avri) Havron, Ph.D.	64	Chief Executive Officer Director
Jane H. Hsiao, Ph.D., M.B.A.	64	Director
Shai Novik, M.B.A.	46	President Director
Steven D. Rubin	51	Director

Phillip Frost, M.D., Chairman of the Board.  Dr. Frost was appointed as one of our directors in May 2007, and in March 2008 was appointed as the Chairman of the Board. Dr. Frost is the Chief Executive Officer and Chairman of OPKO Health, Inc. (NYSE Amex: OPK), a specialty healthcare company focused on the development of novel agents for ophthalmic disease and innovative diagnostic imaging systems. Dr. Frost was named the Chairman of the Board of Teva Pharmaceutical Industries, Limited, or Teva, (NASDAQ: TEVA) in March 2010 and had previously been Vice Chairman since January 2006 when Teva acquired IVAX Corporation, referred to as IVAX. Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation since 1987. He was Chairman of the Department of Dermatology at Mt. Sinai Medical Center of Greater Miami, Miami Beach, Florida from 1972 to 1986. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until the acquisition of Key Pharmaceuticals by Schering Plough Corporation in 1986. In July 2006, Dr. Frost was named Chairman of the Board of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), an investment banking, asset management and securities brokerage firm providing services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc., and has been a director of Ladenburg Thalmann since March 2005. Dr. Frost also serves as Chairman of the Board of Directors of Castle Brands, a developer and marketer of premium brand spirits (NYSE Amex: ROX). He serves on the Board of Regents of the Smithsonian Institution, and is a member of the Board of Trustees of the University of Miami, a Trustee of each of the Scripps Research Institutes, the Miami Jewish Home for the Aged and the Mount Sinai Medical Center. Dr. Frost is also a director of Continucare Corporation, a provider of outpatient healthcare services, and Cocrystal Discovery, Inc., a privately held biopharmaceutical company.

Dr. Frost’s considerable experience managing and chairing pharmaceutical and biotechnology companies is particularly valuable to Prolor.

Fuad Fares, D.Sc., Chief Scientific Officer (Prolor Biotech Ltd.), Director.  Dr. Fares has served as one of our directors since May 2007. Since 2002, Dr. Fares has served as the Chief Scientific Officer of our wholly owned subsidiary, Prolor Biotech Ltd., an Israeli corporation formerly known as Modigenetech Ltd., which we refer to as Prolor Ltd., and, since 2005, Dr Fares has served as a director of our wholly owned subsidiary, ModigeneTech Inc., a Delaware corporation, which we refer to as Modigene Delaware. Dr. Fares has been the head of the Molecular Biology Division, Biochemical Research Unit, Department of Biochemistry and Molecular Genetics at the Carmel Medical Center in Haifa, Israel, and has been the Managing Director of Galili Herbal since 1999. While doing postdoctoral work at Washington University (St. Louis, Missouri), Dr. Fares worked with Professor Irving Boime to develop our platform technology. Dr. Fares was elected a research member at the Rappaport Institute for Research in Medical Sciences (Technion — Israel Institute of Technology, Bruce Rappaport Faculty of Medicine, 1995 – 1997). He is the recipient of several awards including the prestigious Lindner Prize of the Israel Endocrine Society (2004) and the Shawers Prize of the Israel Endocrine Society (1997). Dr. Fares is the author of over forty scientific articles and chapters in scientific textbooks. He is a member of two Israeli organizations: the Israel Endocrine Society and the Israeli Society for Biochemistry and Molecular Biology. In the United States, Dr. Fares is a member of the Clinical Ligand Assay Society (CLAS), and the New York Academy of Sciences. He received a D.Sc. in pharmacology from the Technion — Israel Institute of Technology (Haifa, Israel).

Dr. Fares has significant experience in developing biotechnology companies.

Marian Gorecki, Ph.D., Director.  Dr. Gorecki has served as one of our directors since March 2008. Dr. Gorecki has been a director of Mediwound Ltd., a biotechnology company developing products in the fields of burn and wound management, since 2007, and from 2001 through 2006 he served as the CEO of Mediwound. He co-founded and served as the general manager and a board member of Bio Technology General, later renamed Savient Pharmaceuticals Inc. (NASDAQ: SVNT). Dr. Gorecki led the development and commercialization of seven biotechnology drugs, including: bovine growth hormone, human growth hormone, HEP-B vaccine, insulin, Puricase (currently in Phase III clinical trials), hyaluronic-acid based devices for orthopedic and ophthalmic application, Debrase (currently in Phase III clinical trials). Dr. Gorecki currently serves as chairman of Thrombotech Ltd., a biotechnology company developing a peptide used with current standard stroke treatments. Dr. Gorecki is the inventor of 21 issued patents and is the author of 73 peer-reviewed scientific articles. Dr. Gorecki earned his Ph.D. in biochemistry and molecular biology from the Weizmann Institute of Science, and served as a research fellow at the Massachusetts Institute of Technology (MIT).

Dr. Gorecki has substantial experience in the management of research and development operations for biotechnology companies.

Abraham (Avri) Havron, Ph.D., Chief Executive Officer, Director.  Dr. Havron has served as our Chief Executive Officer and as a director of Modigene Delaware and Prolor Ltd. since 2005, and became one of our directors in 2007. Dr. Havron is a 25-year veteran of the biotechnology industry and was a member of the founding team and Director of Research and Development of Interpharm Laboratories (a subsidiary of Serono) from 1980 to 1987, which developed the multiple sclerosis drug Rebif, with current sales of more than $1 billion annually. Dr. Havron served as Vice-President Manufacturing and Process-Development of BioTechnology General Ltd., Rehovot, Israel (a subsidiary of Savient Pharmaceuticals) from 1987 to 1999; and Vice President and Chief Technology Officer of Clal Biotechnology Industries Ltd. from 1999 to 2003. Dr. Havron’s managerial responsibilities included the co-development of several therapeutic proteins and other bio-pharmaceuticals currently in the market, including recombinant hGH (BioTropin), recombinant Hepatitis B Vaccine (Bio-Hep-B), recombinant Beta Interferon (Rebif), recombinant human Insulin and hyaluronic acid for ophthalmic and orthopedic applications. Dr. Havron earned his Ph.D. in Bio-Organic Chemistry, from the Weizmann Institute of Science, and served as a Research Fellow in the Harvard Medical School, Department of Radiology.

Dr. Havron has significant expertise in the product and clinical development of biotechnology products.

Shai Novik, M.B.A., President, Director.  Mr. Novik has served as the President and a director of Modigene Delaware since its inception, and became our President and one of our directors in May 2007. From 2003 to 2005, Mr. Novik was the Managing Director of A.S. Novik, a private investment firm, and from 2000 to 2002 he was Managing Director of A-Online Capital, an investment firm. Mr. Novik previously served as Chief Operating Officer and Head of Strategic Planning of THCG, a technology and life sciences investment company, from 1998 to 2000. THCG was a portfolio company of Greenwich Street Partners, a large U.S.-based private equity fund. THCG’s portfolio included several life sciences and medical device companies. Prior to his position at THCG, Mr. Novik served as Chief Operating Officer and Chairman of Strategy Committee of RogersCasey, an investment advisory company serving Fortune 500 companies such as DuPont, Kodak, General Electric and others, from 1994 to 1998. Mr. Novik is the co-founder and Chairman of the Board of Stentomics Inc., a private drug-eluting stent technology company developing next-generation, polymer-free drug-eluting stent solutions. Mr. Novik also serves on the boards of the privately-held companies Ucansi Inc., a company developing non-invasive vision correction products, and Odysseus Ventures Ltd., a managing partner of a small venture fund. Mr. Novik served for seven years in the Israeli Defense Forces, and received his M.B.A., with Distinction, from Cornell University.

Mr. Novik’s substantial experience in life sciences investments and business management provide him with key skills necessary to help guide our corporate development and market strategy.

Jane H. Hsiao, Ph.D., M.B.A., Director.  Dr. Hsiao has served as one of our directors since May 2007. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX Corporation from 1995 to January 2006 when Teva acquired IVAX. Dr. Hsiao has served as IVAX’s Chief Technical Officer since 1996, and as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, since 1998. From 1992 until 1995, Dr. Hsiao served as IVAX’s Chief Regulatory Officer and Assistant to the Chairman. Dr. Hsiao served as Chairman and President of DVM Pharmaceuticals from 1998 through 2006. Dr. Hsiao is the Vice Chairman and Chief Technical Officer of OPKO Health, Inc. (NYSE Amex: OPK), a biotech pharmaceutical company; and a director of Non-Invasive Monitoring Technologies, Inc., a medical device company; a director of Safestitch Medical, Inc., a medical device company; and a director of Neovasc, Inc., a medical device company. Dr. Hsiao received a Ph.D. in Pharmaceutical Chemistry from the University of Illinois, Chicago.

Dr. Hsiao is highly experienced in managing the operations of pharmaceutical and biotechnology companies.

Steven D. Rubin, Director.  Mr. Rubin has served as one of our directors since February 2008. He has served as Executive Vice President — Administration and as a director of OPKO Health Inc. since 2007. He also serves as a director of Safestitch Medical Inc., a medical device company, Dreams Incorporated, a manufacturer and provider of licensed sports products, Kidville, Inc., an operator of upscale learning and play facilities for children, Neovasc, Inc., a medical device company, Cardo Medical, Inc., a producer and distributor of orthopedic and spinal medical devices, Castle Brands, Inc., a developer and marketer of premium brand spirits, and Non-Invasive Monitoring Systems, Inc., a medical device company. Previously, Mr. Rubin served as the Senior Vice President, General Counsel and Secretary of IVAX Corporation from August 2001 until September 2006. Mr. Rubin holds a B.A. from Tulane University and a J.D. degree from the University of Florida, Gainesville.

Mr. Rubin’s legal background with, and experience investing in, pharmaceutical and biotechnology companies is particularly relevant to Prolor’s business and operational development.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The size of our board of directors is set at nine. We have seven directors currently serving, with two vacancies.

Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in our day-to-day operations, which are monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.

Independent Directors

We evaluate the independence of directors and the composition of the committees of the board of directors in accordance with the rules of the NYSE Amex, on which our common stock is listed for trading. Our board utilizes the definition of “independence”, including for Audit Committee purposes, as that term is defined by the applicable NYSE Amex rules. Our board of directors, together with guidance from our Governance Committee, analyzes whether a director is independent by evaluating, among other factors, the following:

•	whether the director has any material relationship that may impair his or her independent judgment;
•	whether the director is a current employee of our company or our subsidiaries or was an employee of our company or our subsidiaries within the three years preceding the determination date;
•	whether the director accepted or has an immediate family member who accepted any compensation from our company or our subsidiaries within the three years preceding the determination of independence, other than (a) compensation for board or board committee service, (b) compensation paid to an immediate family member who is an employee (other than an executive officer) of the company, (c) compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or (d) benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	whether the director is, or has an immediate family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments exceeding certain amounts in any of our most recent three fiscal years;
•	whether the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of our executive officers serve on the compensation committee of such other entity; and
•	whether the director is, or has an immediate family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

The above list is not exhaustive, and our board and our Governance Committee considers other factors when determining whether a director is independent.

Our board is composed of Dr. Phillip Frost, Dr. Fuad Fares, Marian Gorecki, Ph.D., Abram Havron, Ph.D., Shai Novik, M.B.A., Steven D. Rubin and Jane H. Hsiao, Ph.D., M.B.A. Based on the independence standards discussed above, our board has affirmatively determined that Mr. Rubin and Drs. Frost, Hsiao and Gorecki are independent. Additionally, the board has affirmatively determined that Drs. Gorecki and Hsiao and Mr. Rubin are independent for Audit Committee purposes based on the more stringent independence standards imposed by applicable NYSE Amex and SEC rules.

Dr. Havron, Mr. Novik and Dr. Fares are not independent because each serves as an executive officers.

Board Leadership Structure

We separate the roles of Chairman of the board of directors and Chief Executive Officer, which we believe is appropriate given the differences between the two roles. Both Dr. Havron, as Chief Executive Officer, and Shai Novik, as President, set the strategic direction for the company and provide day-to-day leadership of the company. Dr. Frost’s role as the Chairman of the board of directors is to provide guidance to the Chief Executive Officer and President, as well as to oversee the agenda for board meetings in collaboration with the other board members.

Board’s Role in Risk Oversight

The board of directors oversees our exposure to risk through its interaction with management and receipt from management of periodic reports outlining matters related to financial, operational, regulatory, legal and strategic risks. As set forth in the Audit Committee’s charter, the board of directors has delegated to the Audit Committee the responsibility to oversee, discuss and evaluate our policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the Audit Committee provides reports to and receives direction from the full board of directors regarding our risk management policies and guidelines, as well as the Audit Committee’s risk oversight activities.

Board and Committee Meeting Attendance

The board of directors held five regular meetings during 2011. All of the directors attended at least 75% of these meetings and of the meetings of the committees on which they served. While we have no formal policy regarding attendance by our directors at our annual meetings of stockholders, we encourage attendance and expect that most of our directors will attend these meetings. Three of our directors attended last year’s annual meeting.

Code of Ethics

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility. Among other things, the board has adopted a written code of ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting. We believe that our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code. The code of ethics, as well as other information pertaining to our committees, corporate governance and reporting with the SEC, can be found on our website at http://www.proler-biotech.com.

Committees

Our board of directors has established an Audit Committee, a Compensation Committee and a Governance Committee. Information about the composition and function of each committee is set forth below.

Audit Committee

We have a standing Audit Committee composed of three members of the Board of Directors. We require that all Audit Committee members be able to read and understand financial statements, including the Company’s balance sheet, income statement and cash flow statements, and that at least one member, through appropriate education and/or experience, satisfies the definition of “audit committee financial expert” as defined by the rules and regulations of the SEC. Drs. Gorecki and Hsiao and Mr. Rubin comprise our Audit Committee. Our board of directors has determined that Mr. Rubin qualifies as an “audit committee financial expert” under the applicable rules of the SEC. In making this determination, our board of directors determined that he has accounting and related financial management expertise within the meaning of the aforementioned rules. Our board has additionally determined that all members of the Audit Committee are independent for Audit Committee purposes under the more stringent independence standards required by NYSE Amex rules and the rules and regulations of the SEC.

Our Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The primary functions of the Audit Committee are to: (a) oversee the company’s accounting and financial report processes and the audits of the company’s financial statements; (b) assist the board in fulfilling its oversight of the integrity of the financial statements of the company and other published financial information, our compliance with legal and regulatory requirements, the independent auditor’s qualification and independence, and the performance of our internal audit function and independent auditors; and (c) reviewing and overseeing related-party transactions. In performing these functions, our Audit Committee strives to maintain free and open communication between our directors, independent auditor and financial management. The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at http://www.prolor-biotch.com.

The Audit Committee met four times in 2011.

Compensation Committee

We require that our Compensation Committee consist of at least three members of the board of directors, each of whom must be independent as defined by applicable NYSE Amex rules, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Exchange Act. The Compensation Committee is composed of Dr. Frost (Chairman), Dr. Gorecki and Dr. Hsiao.

Our Compensation Committee reviews and approves the compensation of executive officers and key employees and administers our equity incentive plans. The committee evaluates each executive’s performance as compared with our performance as a whole and his or her personal performance in relation to key performance factors which include:

•	key annual business results, including both financial and non-financial factors compared to plan;
•	corporate strategy and development for the mid to long term;
•	personal effectiveness, values, intensity and communication; and
•	responsibilities and contribution to the execution of our strategies.

The Compensation Committee also discusses our stock price and stockholder returns for the fiscal year in comparison to the average comparable public biotechnology company, as well as historical compensation levels of our Chief Executive Officer and other executive officers and comparable compensation levels of such officers at companies comparable to us. With respect to director compensation, the committee reviews and discusses market standards for comparable companies and defines such compensation.

The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at http://www.prolor-biotech.com.

While the Compensation Committee did not meet during 2011, it met on Dec 31, 2010 to discuss and determine compensation for our 2011 fiscal year.

Governance Committee

Our Governance Committee is composed of two members of the board of directors and currently consists of Dr. Frost and Dr. Gorecki. The board has determined that each of these directors is independent as defined by the independence standards established by our board of directors.

The primary functions of the Governance Committee are to: (a) identify qualified individuals to serve as directors of the company; (b) determine membership on the board committees; (c) monitor the composition of the board; and (d) develop and establish corporate governance policies and procedures for the company. The Governance Committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at http://www.prolor-biotech.com.

The Governance Committee did not meet in 2011.

Compensation Committee Interlocks and Insider Participation

In 2011, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a committee interlock under SEC rules.

Director Nominations and Qualifications

In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the independent directors of our full board of directors are required to develop and establish qualification criteria for membership on the board, and are required to interview individuals qualified to become members of the board of directors in accordance with the criteria established by them. As part of this process, our independent directors will consider individuals recommended by the stockholders of the company, if any. Although our independent directors do not have a formal policy with regard to the consideration of diversity in identifying director nominees, their review process is designed so that the board if directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial, technological and other expertise relevant to our business. Generally, the independent directors believe that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, an ability to communicate effectively with management, and an ability to meet the standards and duties set forth in our code of ethics. The independent directors also evaluate potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to ensure the nominees’ independence so that at least half of the directors on the board will be deemed independent in accordance with our corporate governance standards. Currently, there are no fees paid to any third party to identify or assist in identifying or evaluating nominees.

All of the nominees for election as directors for the Annual Meeting were nominated by our board of directors upon the recommendation of a majority of our independent directors. We received no stockholder nominations for directors.

DIRECTOR COMPENSATION

We currently pay no cash compensation to our directors in respect of their service on the board. In 2011, we awarded options to our non-employee directors in respect of their service on the board, and all of our directors were otherwise entitled to reimbursement of expenses incurred in connection with their service. The following table sets forth a summary of the compensation paid to Fuad Fares, Chief Scientific Officer of our subsidiary, Prolor Ltd., and our non-employee directors for services as directors rendered in 2011.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Phillip Frost	$—	$114,015	$—	$114,015
Marian Gorecki	$—	$82,920	$—	$82,920
Jane Hsiao	$—	$62,190	$—	$62,190
Steven Rubin	$—	$51,825	$—	$51,825
Fuad Fares, D.Sc.	$—	$—	$—	$—

(1)	Amounts represent the aggregate grant date fair value of option awards granted during the fiscal year ended December 31, 2011. These option awards are not subject to performance conditions. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8(g) to our consolidated financial statements, which are contained in our Annual Report on Form 10-K/A for the year ended December 31, 2011. As of December 31, 2011, the aggregate number of outstanding stock option awards (both exercisable and unexercisable) for the persons named in the table above were as follows:

Name	Aggregate Number of Options Awards
Phillip Frost	80,000
Marian Gorecki	80,000
Jane Hsiao	45,000
Steven Rubin	50,000
Fuad Fares, D.Sc.	—

EXECUTIVE OFFICERS

Our current executive officers, their ages and positions are as follows:

Name	Age	Position
Abraham (Avri) Havron, Ph.D.	64	Chief Executive Officer Director
Shai Novik, M.B.A.	46	President Director
Steve Schaeffer	62	Chief Financial Officer
Fuad Fares, D.Sc.	56	Chief Scientific Officer, Prolor Biotech Ltd. Director
Eyal Fima, M.B.A.	48	Chief Operating Officer, Prolor Biotech Ltd.

Biographical information for Dr. Havron, Mr. Novik and Dr. Fares can be found in the section entitled “Proposal 1 — Election of directors” beginning on page 8.

Eyal Fima, M.B.A., Chief Operating Officer (Prolor Biotech Ltd.).  Dr. Fima has served as Vice President of Product Development of our wholly owned subsidiary, Prolor Biotech Ltd. (f/k/a ModigeneTech) since November 2005. Formerly, Dr. Fima was the Co-Founder & CEO of NatSpears Ltd. — a biotechnology company focused on targeted cancer therapeutics via protein fusion, for treatment of prostate and pancreatic cancer from 2002 to 2005. Dr. Fima was a research fellow at the Immunology Department of Ben-Gurion University in Israel from 2001 to 2002, where he researched the involvement of PKC eta (signal transduction) in breast cancer. Dr. Fima is the former National and Olympic coach of the Israeli Taekwondo team, leading the team to medals in world championships of 1998 and 2000, and in European championships in 1997, 1998 and 1999. Dr. Fima received his Ph.D. on the development of immunotherapeutic protocols and cytokines regulation from Ben-Gurion University’s Medical School in Israel, and an M.B.A. from Ben-Gurion University’s Business School in Israel.

Steve Schaeffer, Chief Financial Officer.  Mr. Schaeffer was appointed as our Chief Financial Officer in March 2009. Mr. Schaeffer has over 30 years of accounting and tax experience. His specialty is corporate tax including reorganizations, acquisitions and dispositions. In 1993, he co-founded Cohen & Schaeffer, P.C., a full service CPA firm. Prior to founding Cohen & Schaeffer, Mr. Schaeffer was a tax partner at BDO Seidman and a principal at Laventhol & Horwath heading up the mergers and acquisitions department. Before entering public accounting, he worked for ten years at the Internal Revenue Service. In addition, he taught graduate level tax courses and presented seminars in corporate tax.

COMPENSATION DISCUSSION AND ANALYSIS

What is Our General Philosophy Regarding Executive Pay?

We compensate our executive management team members primarily through a mix of salary, bonuses and equity compensation. Our compensation plans are designed to attract and retain talented, qualified executives to lead our organization, and align executive management incentives with the long-term interests of our stockholders. When we set compensation amounts and select compensation components for our executive management, we strive to reward the achievement of both short-term and long-term results that will promote earnings growth and stock appreciation. Overall, our compensation philosophy is intended to provide fair base pay levels with meaningful upside for strong performance. This compensation philosophy extends to all levels of our management.

How Do We Determine Our Compensation Levels?

The Compensation Committee of our Board of Directors is responsible for assessing management’s recommendations on compensation and approving pay levels for executive management. We target our compensation levels with the following goals in mind: (a) fair base pay and benefits; (b) short-term and long-term incentives that reward performance and share value appreciation; and (c) appropriate levels of security and benefits that are needed to attract and retain talented and qualified executives.

Our Chief Executive Officer (“CEO”) and the Compensation Committee periodically review individual pay levels of members of executive management. In accordance with applicable NYSE Rules, our CEO is not present during voting or deliberations by the Compensation Committee regarding the CEO’s compensation. As a general matter, we do not compare ourselves against any particular peer group. Compensation levels are determined based upon our philosophy, recruiting needs, growth expectations and performance.

Our CEO recommends pay levels for executive management members (other than himself) to our Compensation Committee. The Compensation Committee reviews those recommendations and then determines the compensation levels for all members of executive management.

What Components of Compensation Do We Use?

The three primary components of compensation for our organization are salary, bonuses and equity incentives (stock options). Each is described in more detail below.

Salary

Salaries are initially negotiated and generally set forth in employment or consulting agreements between each of our executives and us. Thereafter, our Compensation Committee reviews the salaries of our executive management annually. Salaries are established by (a) reviewing the performance of the executive, (b) adjusting (upwards or downward) to reflect individual qualifications, job uniqueness and performance and (c) engaging in discussions between the CEO and the Compensation Committee in order to make revisions as needed.

Bonuses

Our Chief Executive Officer and President, as well as the Chief Operating Officer of our research and development subsidiary, Prolor Biotech Ltd., are eligible to receive cash bonuses based upon performance. Each executive’s employment or consulting agreement, as applicable, provides a specific target annual cash bonus. All bonuses are determined by the Compensation Committee as of the close of each fiscal year and are paid shortly thereafter. The Compensation Committee is provided with an annual reconciliation review of milestones and determines whether the specific executive is entitled to all or a portion of his target annual bonus.

Equity Compensation

We believe that equity ownership by executive management is important in order to align our long-term rewards program with the interests of our stockholders. Additionally, long-term awards are needed to attract and retain talented and success-driven employees.

Executive management equity awards are typically granted once a year, other than those granted upon execution of employment agreements, and the exercise prices of all options are set at the closing prices of our common stock on the NYSE Amex on the respective dates of grant.

Option grants to new executives generally vest over a period of three to four years, and no options vest before the one-year anniversary of the option grant. Generally, options vest using a straight-line method during the applicable period.

Benefits and Perks

In keeping with our philosophy that senior executive compensation should correlate with corporate performance, the Compensation Committee prefers to compensate our named executive officers in cash and equity rather than with benefits and perquisites. However, we provide a limited number of standard benefits and perquisites to our named executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2011 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the 2011 Summary Compensation Table at page 19 under “All Other Compensation” and related footnotes.

Employment Agreements

We generally negotiate employment or consulting agreements with our named executive officers. The purpose of these arrangements is to secure qualified executives for leadership positions in our organization, as well as to protect our intellectual property by virtue of restrictive covenants contained in the agreements. We currently have employment or consulting agreements with all of our named executive officers for their current positions.

Termination of Employment and Change in Control Agreements

Our employment agreements provide for the payment of certain compensation and benefits in the event of the termination of an executive’s employment. The amount payable varies depending upon the reason for such termination. The Compensation Committee has reviewed the material terms of these termination provisions and believes they are reasonable and appropriate.

Stock Ownership Guidelines and Requirements

We do not maintain any stock ownership guidelines or requirements for our named executive officers, but our Compensation Committee periodically monitors such ownership.

Consideration of Our Most Recent Stockholder Advisory Vote on Executive Compensation

Last year, at our 2011 Annual Meeting, our stockholders cast an advisory vote on executive compensation, referred to as a “say-on-pay proposal”, as required by Section 14A of the Exchange Act. At the 2011 Annual Meeting, our stockholders overwhelmingly approved the say-on-pay proposal, and we have considered such approval an endorsement of our executive compensation philosophy and programs; therefore, our executive compensation philosophy and programs have remained substantially unchanged since last year. The next say-on-pay proposal will be included in our proxy statement for our 2014 Annual Meeting.

2011 Summary Compensation Table

The following table summarizes the compensation information for the years ended December 31, 2011, 2010 and 2009 for our chief executive officer, chief financial officer and our other three most highly compensated executive officers as of the end of 2011. We refer to these persons as our named executive officers elsewhere in this Proxy Statement. All currency amounts are expressed in U.S. dollars. Pursuant to the terms of our agreements with each of the non-U.S. persons names in the table below, all cash payments are made in Israeli shekels (IS) translated at an exchange rate of 3.86 IS per U.S. dollar.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Dr. Abraham Havron Chief Executive Officer	2011	$270,000	$60,000	$—	$26,698	$356,698
	2010	250,000	60,000	1,168,800	14,385	1,493,185
	2009	215,000	60,000	52,684	11,359	339,043
Shai Novik President	2011	$290,000	$85,000	$—	$26,698	$401,698
	2010	270,000	85,000	1,168,800	11,359	1,535,185
	2009	250,000	85,000	52,684	11,359	399,043
Dr. Eyal Fima Chief Operating Officer (PROLOR Biotech Ltd.)	2011	$145,000	$50,000	$—	$24,187	$219,187
	2010	125,000	50,000	584,400	10,354	769,754
	2009	100,000	50,000	26,342	11,310	159,352
Steve Schaeffer Chief Financial Officer	2011	$48,000	—	—	—	$48,000
	2010	48,000	—	—	—	48,000
	2009	48,000	—	—	—	48,000

(1)	Amounts represent the aggregate grant date fair value of option awards granted during the fiscal years ended December 31, 2011, 2010 and 2009. These option awards are not subject to performance conditions. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 8(g) to our consolidated financial statements, which are contained in our Annual Report on Form 10-K/A for the year ended December 31, 2011.
(2)	All amounts represent the aggregate incremental cost to the company of each officer’s company car, including $13,349 in tax reimbursements for 2011 for each of Dr. Havron, Mr. Novik, and Dr. Fima in accordance with their respective consulting and employment agreements.

Agreements with Named Executive Officers and Potential Payments Upon Termination or Change of Control

Consulting Agreement with Dr. Abraham (Avri) Havron.  Dr. Havron is party to a consulting agreement with us, as amended, pursuant to which Dr. Havron serves as our Chief Executive Officer on a part-time basis. For the year ended December 31, 2011, Dr. Havron’s annual compensation under this agreement was $270,000. Dr. Havron is additionally eligible to receive an annual cash bonus in an amount of up to $60,000, and he is entitled to the use of a company car, for which we have agreed to “gross up” Dr. Havron’s consulting fee with respect to any additional tax liability resulting from his use of the company car. Either party may terminate the agreement on 30 days’ prior notice; however, if we terminate the agreement for any reason other than Dr. Havron’s material breach, then we must pay to Dr. Havron a lump sum severance payment of $40,000. For one year following any termination of the agreement, Dr. Havron may not solicit the employment of any of our employees. The consulting agreement’s initial one-year term ended December 31, 2007 and has been renewed in accordance with its terms for successive one year periods by mutual agreement of the parties. In accordance with the consulting agreement, we pay Dr. Havron in Israeli shekels (IS) at an exchange rate of 3.86 IS per U.S. dollar.

Employment Agreement with Shai Novik.  Mr. Novik is party to an employment agreement with us, as amended, pursuant to which, for the year ended December 31, 2011, we paid Mr. Novik a salary of $290,000. Mr. Novik is additionally eligible to receive a cash bonus in an amount of up to $85,000, and he is entitled to the use of a company car, for which we have agreed to “gross up” Mr. Novik’s salary with respect to any additional tax liability resulting from the use of the company car. He is additionally entitled to such other benefits as are provided generally to our executive officers. The agreement’s initial two-year term expired December 14, 2007, which term has been automatically extended for successive one-year terms on each one-year anniversary. Either party may elect not to renew the agreement upon written notice to the other party no fewer than 60 days prior to the end of the then-current term of such an election. The employment agreement includes a covenant limiting Mr. Novik’s ability to compete with us during his employment and for a period of one year following the termination of his employment, and the agreement additionally includes a nonsolicitation provision that applies during the same period. In accordance with the agreement, we pay Mr. Novik in Israeli shekels (IS) at an exchange rate of 3.86 IS per U.S. dollar.

If Mr. Novik voluntarily terminates his employment (other than in connection with a change of control and certain other reasons), Mr. Novik will be entitled to payment of only his base salary through the date of termination and will not be entitled to any performance bonus for that year. However, if Mr. Novik terminates the agreement as the result of a material breach by us, or if the term expires and is not renewed by us, he will be entitled to payment of his base salary over a 12-month period following the termination plus the value of any accrued benefits. If we terminate Mr. Novik other than for cause (as defined in the agreement), Mr. Novik will be entitled to receive an amount equal to his then-current base salary over the 12-month period following termination plus the value of accrued benefits and a pro-rata portion of the current year’s performance bonus. If Mr. Novik is terminated for cause, he will be entitled to receive only amounts due and owing to him at the time of such termination.

If, following a change in control (as defined in the agreement), either (a) Mr. Novik terminates his employment for good reason (as defined in the agreement) or (b) we or our successor terminate Mr. Novik’s employment within 12 months of such change in control, then Mr. Novik will be entitled to receive a lump-sum payment equal to the lesser of (i) his base salary for 12 months and (ii) his base salary for the remainder of the term plus the value of accrued benefits and a pro-rata portion of the current year’s performance bonus. In addition, all unvested stock options would immediately vest and become exercisable. This amount is subject to reduction so that the total amount of payments or benefits provided to Mr. Novik under his employment agreement or any benefit plans or agreements will not constitute an “excess parachute payment” under the Internal Revenue Code. Assuming Mr. Novik had been terminated on December 31, 2011 in connection with a change in control, the following are the estimated dollar amounts of the payments and benefits to which Mr. Novik would have been entitled: (i) cash salary and bonus equal to $375,000; (ii) company car and related tax gross-up, of $26,698; and (iii) accelerated vesting of unvested options equal to $187,000 (calculated based on the closing price of our common stock on the NYSE Amex on December 30, 2011, multiplied by the intrinsic value of the options that would have been subject to accelerated vesting).

Employment Agreement with Dr. Fima.  Pursuant to an employment agreement, as amended, between Dr. Fima and our wholly owned subsidiary, Prolor Ltd., Dr. Fima serves as the Chief Operating Officer of Prolor Ltd. and receives an annual salary of $145,000. Dr. Fima is additionally eligible to receive a cash bonus in an amount of up to $50,000, and he is entitled to the use of a company car, for which we have agreed to “gross up” Dr. Fima’s salary with respect to any additional tax liability resulting from the use of the company car. Dr. Fima is otherwise entitled to such other benefits as are provided generally to Prolor Ltd.’s executive officers. In accordance with the agreement, we pay Dr. Fima in Israeli Shekels (IS) at an exchange rate of 3.86 IS per U.S. dollar. The agreement provides for a one-year term, which extends automatically for successive one-year terms unless either party delivers notice of termination to the other party no fewer than 90 days prior to the end of the then current term. Any such termination would become effective as of the last day of the then current term.

If Dr. Fima voluntarily terminates his employment, then he would be entitled to payment of only his base salary through the date of termination and any other payments required under Israeli Law, and he would not be entitled to any performance bonus for the then current year. However, if Dr. Fima terminates the agreement as the result of an uncured material breach by Prolor Ltd., then he would be entitled to severance payments under Israeli law. If Prolor Ltd. terminates Dr. Fima other than for cause (as defined in the agreement), then Dr. Fima would be entitled to severance payments and other payments to which he would be entitled under Israeli law. If Dr. Fima is terminated for cause, he would be entitled to receive only amounts due and owing to him at the time of such termination.

The agreement additionally contains customary confidentiality and intellectual property assignment provisions, as well as non-competition and non-solicitation covenants that apply during the term of his employment and for a period of one year following the termination of his employment.

Consulting Agreement with Dr. Fares.  Dr. Fuad Fares is one of our directors as well as Chief Scientific Officer of our wholly owned subsidiary, Prolor Biotech Ltd. (f/k/a Modigenetech), referred to as Prolor Ltd. Dr Fares entered into a consulting agreement with Prolor Ltd. on January 1, 2007, pursuant to which he serves as Chief Scientific Officer of Prolor Ltd. on a part-time basis, at a monthly compensation rate of $3,000 (plus any applicable V.A.T.). In addition, Dr. Fares is entitled to payments ranging from $7,000 to $37,500 upon successful achievement of certain milestones related to our development of a new biotechnology platform. Dr. Fares may receive up to an aggregate of $102,000 if all milestones are achieved, out of which Dr. Fares received $64,500. The initial 24 month term of the consulting agreement expired on December 31, 2008 and has been extended for subsequent 12-month periods upon mutual agreement of the parties. Either party may terminate the agreement on 30 days’ prior notice; however, if we terminate the agreement for any reason other than Dr. Fares’ material breach of the agreement, then we must pay to Dr. Fares a severance payment equal to $18,000. For one year following any termination of the agreement, Dr. Fares may not solicit the employment of any of our employees. All payments under the consulting agreement are made in Israeli shekels (IS) translated at an exchange rate of 3.86 IS per U.S. dollar.

Outstanding Equity Awards as of December 31, 2011

The following table summarizes the equity awards made to our named executive officers that were outstanding at December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dr. Abraham Havron	31,286	(1)			0.88	12/14/2015
	145,048	(2)			0.88	12/14/2016
	200,000	(3)			2.00	5/9/2017
	900,000	(4)			0.90	3/1/2018
	100,000	(5)			0.65	2/2/2019
	100,000	(6)	100,000	(6)	2.40	1/10/2020
	50,000	(7)	150,000	(7)	6.47	12/31/2010
Shai Novik	170,645	(8)			0.88	12/14/2015
	145,048	(9)			0.88	12/14/2015
	145,048	(10)			0.88	12/14/2016
	200,000	(11)			2.00	5/9/2017
	900,000	(12)			0.90	3/1/2018
	100,000	(13)			0.65	2/2/2019
	100,000	(14)	100,000	(14)	2.40	1/10/2020
	50,000	(15)	150,000	(15)	6.47	12/31/2010
Dr. Eyal Fima	14,221	(16)			0.88	12/14/2015
	137,239	(17)			0.90	3/1/2018
	50,000	(18)			0.65	2/2/2019
	50,000	(19)	50,000	(19)	2.40	1/10/2020
	25,000	(20)	75,000	(20)	6.47	12/31/2010
Steve Schaeffer	—		—		—	—

(1)	Option to purchase 31,286 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option to acquire 31,286 shares of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2005, which option was vested in full at the time of our acquisition of the business of Modigene Delaware and expires 10 years after the date of grant.
(2)	Option to purchase 145,048 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option to acquire 85,000 shares of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2006, which option was vested in full at the time of our acquisition of the business of Modigene Delaware and expires 10 years after the date of grant.
(3)	Option to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share granted on May 9, 2007, which vested in three equal installments on the first, second and third anniversaries of the date of grant and expires 10 years from the date of grant.
(4)	Option to purchase 900,000 shares of our common stock at an exercise price of $0.90 per share granted on March 1, 2008, which vested in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(5)	Option to purchase 100,000 shares of our common stock at an exercise price of $0.65 per share granted on February 3, 2009, which vested in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.

(6)	Option to purchase 200,000 shares of our common stock at an exercise price of $2.40 per share granted on January 11, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(7)	Option to purchase 200,000 shares of our common stock at an exercise price of $6.47 per share granted on December 31, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant
(8)	Option to purchase 170,645 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option to acquire 100,000 shares of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2005, which option was vested in full at the time of the merger and expires 10 years after the date of grant.
(9)	Option to purchase 145,048 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option to acquire 85,000 shares of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2005, which option was vested in full at the time of our acquisition of the business of Modigene Delaware and expires 10 years after the date of grant.
(10)	Option to purchase 145,048 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option to acquire 85,000 shares of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2006, which option was vested in full at the time of our acquisition of the business of Modigene Delaware and expires 10 years after the date of grant.
(11)	Option to purchase 200,000 shares of our common stock at an exercise price of $2.00 per share granted on May 9, 2007, which vested in three equal installments on the first, second and third anniversaries of the date of grant and expires 10 years from the date of grant.
(12)	Option to purchase 900,000 shares of our common stock at an exercise price of $0.90 per share granted on March 1, 2009, which vested in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(13)	Option to purchase 100,000 shares of our common stock at an exercise price of $0.65 per share granted on February 3, 2008, which vested in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(14)	Option to purchase 200,000 shares of our common stock at an exercise price of $2.40 per share granted on January 11, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant
(15)	Option to purchase 200,000 shares of our common stock at an exercise price of $6.47 per share granted on December 31, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant
(16)	Option to purchase 14,221 shares of our common stock at an exercise price of $0.88 per share. Option was granted in exchange for an employee stock option of Modigene Delaware common stock at an exercise price of $1.50 per share granted on December 14, 2005, which option was vested in full at the time of our acquisition of the business of Modigene Delaware and expires 10 years after the date of grant.
(17)	Option to purchase 137,239 shares of our common stock at an exercise price of $0.90 per share granted on March 1, 2008, which vested in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(18)	Option to purchase 50,000 shares of our common stock at an exercise price of $0.65 per share granted on February 3, 2009, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(19)	Option to purchase 100,000 shares of our common stock at an exercise price of $2.40 per share granted on January 11, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.
(20)	Option to purchase 100,000 shares of our common stock at an exercise price of $6.47 per share granted on December 31, 2010, which vests in four equal installments on the first, second, third and fourth anniversaries of the date of grant and expires 10 years from the date of grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth information as of December 31, 2011 about securities authorized for issuance under our 2005 Stock Incentive Plan and our 2007 Equity Incentive Plan, which have been approved by our stockholders, and certain other compensation arrangements that were not subject to stockholder approval.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,302,895	$2.07	2,081,654
Equity compensation plans not approved by security holders	460,073	$0.96	—
Total	5,762,968	$1.98	2,081,654

The securities listed above as issuable under equity compensation plans not approved by security holders consist of (a) warrants to purchase an aggregate of 22,045 shares of our common stock at an exercise price of $2.50 per share, which were issued by us to broker/dealers as partial compensation for their services in connection with our private placements in May 2007, and (b) warrants to purchase an aggregate of 438,028 shares of our common stock at an exercise price of $0.88, which were issued by us in exchange for warrants originally granted by our subsidiary, Modigene Delaware, as compensation for broker/dealer services in connection with a private placement conducted by Modigene Delaware in December 2005.

Compensation Committee Report on Executive Compensation

The following report of the Compensation Committee shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

In fulfilling our role, we met and held discussions with Prolor’s management and reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement on Schedule 14A. Based on the review and discussions with management and our business judgment, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

Submitted by the Compensation Committee of the Board of Directors.

Dr. Frost

Dr. Gorecki

Dr. Hsiao

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and approval of related party transactions has been delegated by the board to the Audit Committee. The Audit Committee reviews and approves all transactions that are required to be reported pursuant to Item 404(a) of Regulation S-K. Generally, the Audit Committee requires that (i) all related party transactions must be fair and reasonable to the Company at the time they are authorized by the Audit Committee and (ii) all related party transactions must be authorized, approved or ratified by the affirmative vote of a majority of the members of the Audit Committee who have no interest, either directly or indirectly, in any such related party transaction.

Currently, we are not a party to any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed “soliciting material” or “filed” with the SEC, nor shall such information be incorporated by reference into any document we file with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that such report is specifically stated to be incorporated by reference into such document.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2011 with management and Yarel + Partners, our independent registered public accounting firm. The committee has discussed with Yarel + Partners the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and has received the written disclosures and the letter from Yarel + Partners required by the applicable requirements of the Public Company Accounting Oversight Board regarding Yarel + Partners’ communications with the Audit Committee concerning independence, and has discussed with Yarel + Partners their independence. Based on the foregoing review and discussions with management and Yarel + Partners, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Respectfully submitted, by the members of the Audit Committee of the board of directors

Steven Rubin, Chairman
Marian Gorecki
Dr. Jane Hsiao

INDEPENDENT AUDITORS

Our independent auditor for the year ended December 31, 2011 was the firm of Yarel + Partners, and, subject to stockholder ratification, the Audit Committee has reappointed Yarel + Partners as our independent registered certified public accounting firm for the fiscal year ending December 31, 2012.

We expect that representatives from Yarel + Partners will be present at the Annual Meeting, and they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Accountant Fees

The following table sets forth fees billed to us by Yarel + Partners for the fiscal years ended December 31, 2011 and 2010 for: (a) services rendered for the audit of our annual financial statements and the review of our quarterly financial statements; (b) services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported as “audit fees;” (c) services rendered in connection with tax compliance, tax advice and tax planning; and (d) all other fees for services rendered.

	Year Ended December 31,
	2011	2010
Audit Fees	$82,000	$82,000
Audit Related Fees	$—	$—
Tax Fees	$2,700	$2,700
All Other Fees(1)	$2,700	$2,700

(1)	Fees paid for review of the reconciliation of budgeted as compared to spent expense items as approved by the Israeli Office of the Chief Scientist.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Yarel + Partners to be incompatible with maintaining Yarel + Partners’ independence as our principal independent registered public accountant.

PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected and appointed the firm of Yarel + Partners to act as our independent registered certified public accounting firm for the 2012 fiscal year. Yarel + Partners was our independent auditor for the fiscal year ended December 31, 2011. Although stockholder ratification is not required by our bylaws or otherwise, we believe that submitting the appointment to our stockholders is a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will re-evaluate its appointment, taking into consideration our stockholders’ vote. However, the Audit Committee is solely responsible for the appointment and termination of our auditors and may do so at any time in its discretion. Even if the appointment is ratified, our Audit Committee may engage a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

The board of directors unanimously recommends that you vote your shares “FOR” ratification of the appointment of Yarel + Partners as our registered certified public accounting firm for the 2012 fiscal year.

OTHER INFORMATION

Stockholder Communications with the Board; Nomination and Proposal Procedures

Stockholder Communications with Directors.  Stockholders who wish to communicate with the board of directors may do so by mailing any such communications to Shai Novik, President, PROLOR Biotech, Inc., 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140. Your letter should clearly indicate that you are our stockholder. All communications will be distributed to the board of directors, as appropriate, depending on the facts and circumstances outlined in the communications received. For example, requests to consider a candidate for nomination to our board of directors will be forwarded to each of our independent directors.

Nominations of Directors.  In order for a stockholder nominee to be considered by our independent directors to be its nominee and included in our proxy statement, the nominating stockholder must request that independent directors consider such proposed candidate. Director candidates can be submitted by contacting our President as discussed above. Our independent directors may request any information that any of them may reasonably require, including any information with respect to such candidate’s qualifications, in order to make a determination as to whether to nominate the person for director. Although our independent directors will consider candidates proposed by our stockholders, they have no obligation to recommend any candidate for nomination to our board. Our bylaws do not impose any additional requirements in connection with stockholder nominations of directors.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy relating to our 2013 Annual Meeting, the proposing stockholder must file a written notice of the proposal with our President, at the above address, which must be received by us no later than December 27, 2012, and must otherwise comply in all respects with the applicable rules and regulations set forth by the SEC relating to the inclusion of stockholder proposals. Stockholder proposals must include, with respect to each matter the stockholder proposes to bring before the Annual Meeting: (a) a brief description of the business desired to be brought before the Annual Meeting, and the reasons for conducting such business at the Annual Meeting, (b) the name and record address of the stockholder proposing the business, (c) the class and number of shares of our common stock that are owned by the stockholder, and (d) any material interest of the stockholder in such business.

Any proposal submitted with respect to our 2013 Annual Meeting that is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered timely if we receive written notice of that proposal not fewer than 45 days prior to the first anniversary of the date on which we first mailed this proxy statement. However, if the date of our 2013 Annual Meeting is changed by more than 30 days from the date of our 2012 Annual Meeting, then the notice and proposal will be considered untimely if it is not received at least a reasonable number of days prior to the date on which we mail the proxy statement in respect of such meeting.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We expect that brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions are received from the affected stockholders. If you receive a notice from a broker that it will be householding communications to your address, the householding will continue until you are notified otherwise, or until you notify your broker or us that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future, you may (a) notify your broker, or (b) direct your request to Shai Novik at 7 Golda Meir Street, Weizmann Science Park, Nes-Ziona, Israel 74140. Upon a written or oral request, we will promptly deliver a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was previously delivered. Stockholders who receive multiple copies of the proxy statement and annual report at the address and would like to request householding of their communications should contact their broker.

Expenses of Solicitation

We will bear the cost of this proxy solicitation. Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity. In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

Other Business

As of the date of this proxy statement, we do not know of any other matters to be brought before the Annual Meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

By order of the board of directors
Abraham Havron Chief Executive Officer

Nes Ziona, Israel
April 26, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

# PROLOR BIOTECH, INC.

**June 5, 2012**

**NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL**:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=26055

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20730000000000000000 5 060512

**THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.**
**PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒**

1. To elect seven (7) directors to the Board of Directors of the Company to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

**NOMINEES:**
- ○ Phillip Frost, M.D.
- ○ Fuad Fares, D.Sc.
- ○ Marian Gorecki, Ph.D.
- ○ Abraham (Avri) Havron, Ph.D.
- ○ Jane H. Hsiao, Ph.D, M.B.A.
- ○ Shai Novik, M.B.A.
- ○ Steven D. Rubin

**INSTRUCTIONS:** To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. **If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.**

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

**Note:** Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

# PROLOR BIOTECH, INC.

**Proxy for Annual Meeting of Stockholders on June 5, 2012**

**Solicited on Behalf of the Board of Directors**

The undersigned hereby appoints Shai Novik and Steve Schaeffer, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Prolor Biotech, Inc., to be held June 5, 2012 at 11:30 am, 520 Madison Ave., $9^{th}$ Floor, New York, NY 10022, and at any adjournments or postponements thereof, as follows:

**(Continued and to be signed on the reverse side.)**

14475